Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF CARDAX, INC.

Cardax, Inc. (the “Corporation”), a corporation organized and existing under the General Corporate Law of the State of Delaware, hereby certifies as follows:

1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 7, 2014.

2. Section 4.01 of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 4.01 Capitalization. The total number of shares of common stock which the Corporation is authorized to issue is 450,000,000, which shall consist of (a) 400,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”); and (b) 50,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation, each two hundred (200) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to the rounding up of the fractional share to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (the “Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

5. The Certificate of Amendment will be effective at 12:01 a.m. Eastern Standard Time on Wednesday, January 15, 2020.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 14th day of January, 2020.

/s/ David G. Watumull
Name:	David G. Watumull
Title:	Chief Executive Officer